Exhibit 99.1

October 12, 2023

Liberty Media Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) will be holding its annual Investor Meeting on Thursday, November 9, 2023 with presentations beginning at approximately 9:00am E.T. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty Media website and at https://timesevents.nytimes.com/2023libertymediainvestormeeting.

After the presentations, John Malone, Chairman of Liberty Media, and Greg Maffei, President and CEO of Liberty Media, will host a Q&A session. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 3, 2023.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertymedia.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media & Atlanta Braves Holdings, Inc.
◾	Formula 1
◾	Atlanta Braves
◾	Sirius XM Holdings Inc.
◾	Live Nation Entertainment, Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session Beginning 2:00pm E.T.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA,

LSXMB, LSXMK) include Liberty Media’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiary Formula 1 and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation